Exhibit 99.1

Independent Auditors’ Report

The Board of Directors
Plantation Petroleum Holdings III, LLC:

We have audited the accompanying combined statements of revenues and direct operating expenses of the Plantation Divested Properties (Divested Properties), acquired on October 1, 2007 by EV Energy Partners, L.P., for the year ended December 31, 2006 and the nine months ended September 30, 2007. These combined statements are the responsibility of Plantation Petroleum Holdings III, LLC management. Our responsibility is to express an opinion on these combined statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statements of revenues and direct operating expenses are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Divested Properties’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying combined statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in note 1. The statements are not intended to be a complete presentation of the Divested Properties’ revenues and expenses.

In our opinion, the combined statements of revenues and direct operating expenses referred to above present fairly, in all material respects, the revenues and direct operating expenses of the Divested Properties for the year ended December 31, 2006 and the nine months ended September 30, 2007, in conformity with U.S. generally accepted accounting principles.

/s/KPMG LLP
Houston, Texas
December 3, 2007

Plantation Divested Properties
Combined Statements of Revenues and Direct Operating Expenses

	Year Ended December 31, 2006	Nine Months Ended September 30, 2007
Total revenues	$20,384,809	$19,688,570
Direct operating expenses:
Lease operating expenses	3,292,147	3,419,430
Production and other taxes	1,786,217	1,685,390
Total direct operating expenses	5,078,364	5,104,820

Excess of revenues over direct operating expenses	$15,306,445	$14,583,750

See accompanying notes to combined statements of revenues and direct operating expenses.

Plantation Divested Properties
Notes to Combined Statements of Revenues and Direct Operating Expenses

1.	BASIS OF PRESENTATION

On July 17, 2007, EV Properties, LP, a wholly-owned subsidiary of EV Energy Partners, LP (collectively referred as “EV Energy”) entered into an Agreement (“Agreement”) with Plantation Operating, LLC (“Plantation” or the “Company”) whereby EV Energy agreed to acquire from Plantation certain oil and natural gas properties (the “Divested Properties”). The acquisition was effective July 1, 2007 and closed on October 1, 2007 for a cash price of approximately $156 million, subject to contractual post-closing adjustments as set forth in the Agreement. All of the Divested Properties oil and gas operations are located in the states of New Mexico and Texas.

These combined statements of revenues and direct operating expenses are not intended to be a complete presentation of the results of operations of the Divested Properties. The combined statements of revenues and direct operating expenses do not include general and administrative expenses, interest income or expense, depreciation, depletion and amortization, any provision for income taxes and other income and expense items not directly associated with revenues from oil, natural gas and natural gas liquids. In addition, these combined statements of revenues and direct operating expenses do not include the historical results of hedging transactions because the hedging strategy of EV Energy is expected to be different from the strategy adopted by Plantation.

During the periods presented, the Divested Properties were not accounted for or operated as a separate division by Plantation. Accordingly, full separate financial statements prepared in accordance with generally accepted accounting principles do not exist and are not practicable to obtain in these circumstances. The combined statements of revenues and direct operating expenses are presented in satisfaction of the financial statements required under Rule 3-05 of the Securities and Exchange Commission Regulation S-X.

The combined statements of revenues and direct operating expenses are not necessarily indicative of the financial condition or results of operations of the Divested Properties going forward because of the changes in the business and the exclusion of certain operating and overhead expenses.

2.	SIGNIFICANT ACCOUNTING POLICIES

Principles of Combination and Use of Estimates

The combined statements of revenues and direct operating expenses are derived from the accounts of Plantation. All significant intercompany balances and transactions have been eliminated in combination of the financial statements. Accounting principles generally accepted in the United States of America require management to make estimates and assumptions that affect the amounts reported in the statements of revenues and direct operating expenses. Actual results could be different from those estimates.

Revenue Recognition

Total revenues consist of Plantation’s sales of oil and natural gas (including natural gas liquids (“NGLs”)) related to the Divested Properties. The Company follows the sales method of accounting for natural gas. Under the sales method, the Company recognizes revenues when title passes based on the amount of natural gas sold to purchasers, which may be different from the Company’s entitled production based on its interest in the properties. The Company recognizes revenue from crude oil and natural gas liquids when production occurs and title has transferred. Gas balancing obligations were not significant during any of the periods presented in these statements.

Direct Operating Expenses

Direct operating expenses are recognized when incurred and consist of direct expenses of operating the Divested Properties. The direct operating expenses include lease operating, production and other tax expense. Lease operating expenses include lifting costs, well repair expenses, surface repair expenses, well workover costs, and other field expenses. Lease operating expenses also include expenses directly associated with support personnel, support services, equipment and facilities directly related to oil and natural gas production activities. Production and other taxes consist of severance and ad valorem taxes.

Plantation Divested Properties
Notes to Combined Statements of Revenues and Direct Operating Expenses (continued)

3.	CONTINGENCIES

The activities of the Divested Properties are subject to potential claims and litigation in the normal course of operations.  Plantation management does not believe that any liability resulting from any pending or threatened litigation will have a materially adverse effect on the operations or financial results of the Divested Properties.

4.	EXCLUDED EXPENSES (unaudited)

The Divested Properties were part of a larger enterprise prior to the acquisition by EV Energy. Indirect costs have not been included in the combined financial statements. These costs include indirect general and administrative expenses, recovery of COPAS overhead charges to joint venture partners, interest, income taxes and other indirect expenses and were not allocated to the Divested Properties and have been excluded from the accompanying statements. Management of Plantation believes such indirect expenses are not indicative of future costs or recoveries which would be incurred by EV Energy.

Also, depreciation, depletion and amortization have been excluded from the accompanying combined statements of revenues and direct operating expenses as such amounts would not be indicative of those expenses which would be incurred based on the amounts expected to be allocated to the Divested Properties in connection with the purchase price allocation by EV Energy.

5.	CASH FLOW INFORMATION (unaudited)

Capital expenditures relating to oil and natural gas properties were $8.9 million and $11.1 million for the year ended December 31, 2006 and the nine months ended September 30, 2007, respectively.  Other cash flow information is not available on a stand alone basis for the Divested Properties.

6.	RELATED PARTY TRANSACTIONS

Plantation incurred costs of $922,946 in the nine months ended September 30, 2007 for drilling services on the Divested Properties performed by a company owned by an officer of Plantation. During 2006, Plantation incurred $1.316 million of costs for drilling services on the Divested Properties performed by this related party. Plantation has determined that the drilling services have been at market rates and are arms-length in nature.

Plantation has utilized other drilling and well service operators and continues to evaluate the market rates available from a number of industry providers.

7.	SUPPLEMENTAL INFORMATION FOR OIL AND NATURAL GAS PRODUCING ACTIVITIES (unaudited)

Supplemental oil and natural gas reserve information related to the Divested Properties is presented in accordance with the requirements of Statement of Financial Accounting Standards No. 69, Disclosures about Oil and Gas Producing Activities (“SFAS No. 69”).

Because oil and natural gas reserves are based on many assumptions, all of which may substantially differ from actual results, reserve estimates and timing of development and production may be significantly different from the actual quantities of oil and natural gas that are ultimately recovered and the timing of such production. In addition, results of drilling, testing and production after the date of an estimate may justify material revisions to the estimates.

Estimated proved reserves

Proved oil and natural gas reserves are estimated and prepared in accordance with SEC guidelines and are a function of (i) the quality and quantity of available data, (ii) the interpretation of that data, (iii) the accuracy of various economic assumptions used and (iv) the judgment of the persons preparing the estimate.

The volumes of proved oil and natural gas reserves shown are estimates, which, by their nature, are subject to later revision. These proved oil and natural gas reserves were estimated utilizing all available geological and reservoir data as well as production performance data. These estimates are prepared annually by reserve engineers, and revised either upward or downward, as warranted by additional performance data.

Plantation Divested Properties
Notes to Combined Statements of Revenues and Direct Operating Expenses (continued)

The following table sets forth estimates of the proved oil and natural gas reserves (net of royalty interests) and changes therein, for the periods indicated.

	Natural Gas (Mmcf)	Oil (MBbls)	Total (MMcfe) [1]
January 1, 2006	35,467	760	40,026
New discoveries and extension	15,898	37	16,122
Revisions of previous estimates	17,705	(16)	17,610
Production	(2,168)	(44)	(2,430)
Purchases of reserves-in-place	571	-	571
December 31, 2006	67,473	737	71,899
Revisions of previous estimates	2,345	20	2,466
Production	(2,159)	(42)	(2,412)
September 30, 2007	67,659	715	71,953

Proved developed reserves as of:
December 31, 2006	33,367	444	36,030
September 30, 2007	32,291	420	34,812

Proved undeveloped reserves as of:
December 31, 2006	34,106	293	35,869
September 30, 2007	35,368	295	37,141
__________
(1)	Total volumes are in millions of cubic feet of natural gas equivalent (“MMcfe”). For this computation, one barrel is the equivalent of six thousand cubic feet of natural gas.

Estimates of future net cash flows from proved reserves of natural gas and Liquids were made in accordance with SFAS No. 69. The amounts as of December 31, 2006 were prepared by independent third party reserve engineers and the amounts as of September 30, 2007 were prepared by the Company and are shown in the above table. The September 30, 2007 estimates of reserves and net cash flows were based on the December 31, 2006 engineering report, adjusted for production during the nine months ended September 30, 2007, timing of future development costs and for changes in pricing. The weighted average price estimates used for the development of future cash inflows were $61.06 and $81.66 per barrel of oil and $5.62 and $6.38 per Mmbtu of natural gas for the year ended December 31, 2006 and the nine months ended September 30, 2007, respectively. Estimated future cash flows are reduced by estimated future development, production, abandonment and dismantlement costs based on year-end cost levels, assuming continuation of existing economic conditions.

Standardized measure of discounted future net cash flows

The present value of future net cash flows does not purport to be an estimate of the fair market value of the Divested Properties’ proved reserves. An estimate of fair value would also take into account, among other things, anticipated changes in future prices and costs, the expected recovery of reserves in excess of proved reserves and a discount factor more representative of the time value of money and the risks inherent in producing oil and natural gas.

Plantation Divested Properties
Notes to Combined Statements of Revenues and Direct Operating Expenses (continued)

The following table sets forth estimates of the standardized measure of discounted future net cash flows from proved reserves of oil and natural gas for the periods indicated.

(in thousands)	Year Ended December 31, 2006	Nine Months Ended September 30, 2007
Future cash inflows	$503,811	$658,960
Future production costs	149,910	170,407
Future development costs	55,541	52,304
Future abandonment costs	5,698	5,939
Future income tax expense (2)	-	-
Future net cash flows	292,662	430,310
10 percent discount for estimated timing of cash flows	169,800	240,184
Standardized measure of discounted future net cash flows relating to oil and natural gas reserves	$122,862	$190,126

The following table sets forth the changes in standardized measure of discounted future net cash flow relating to proved oil and natural gas reserves for the periods indicated.

(in thousands)	Year Ended December 31, 2006	Nine Months Ended September 30, 2007
Beginning of period	$115,569	$122,862
Sales of oil and natural gas, net of production costs	(15,306)	(14,585)
Net changes in prices and production costs	(30,882)	55,631
Extensions and discoveries, net of related costs	24,704	-
Development costs incurred during the period	8,898	11,086
Change in estimated future development costs	(23,132)	(5,994)
Revisions of previous quantity estimates	39,837	7,036
Accretion of discount	11,557	9,215
Net change in income taxes (2)	-	-
Purchase of reserves-in-place	592	-
Timing and other	(8,975)	4,875
End of period	$122,862	$190,126
__________
(2)
The Divested Properties are operated through a limited liability company, and as such, are not subject to federal or New Mexico income taxes. However, the Divested Properties being operated through a limited liability company are subject to state income taxes in Texas. Future income taxes are expected to be immaterial.